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                                                                    Exhibit 10.8

LICENSE AGREEMENT

This ageement, dated January 19, 1996, is made by and between: AlliedSignal Technologies Inc., an Arizona corporation ("Licensor"), and Virginia Accelerators Corporation, a Virginia corporation ("Licensee").

BACKGROUND

Whereas, Licensor has developed certain proprietary information and patent rights relating to rapid solidification of HTA-8022 bar stock and foil (as defined below); and

Whereas, Licensee is interested in acquiring a license from Licensor under such proprietary information and patent rights for use in making electron beam accelerator windows; and

Whereas, Licensor is willing to grant Licensee such a license under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto agree as follows:

SECTION 1 - DEFINITIONS

As used in this Agreement, the following terms shall have the indicated meanings set forth below:

1.1 "RS HTA-8022" shall mean high temperature aluminum alloy 8022 produced by rapid solidification from the melt at a quench rate of at least
10 DEG. C/sec, as described in U.S. Patent 4,879,095.

1.2 "Product" shall mean RS HTA-8022 bar stock and foil.

1.3 "Devices" shall mean electron beam accelerator windows made from Product.

1.4 "Technical Information" shall mean existing information owned and/or controlled by Licensor relating to RS HTA-8022, as set forth in Section 3.1 below, excluding, however, such information unrelated to the use of RS HTA-8022 as a window for high power electron guns (the "Excluded Information").

1.5 "Patents" shall mean U.S. Patents 4,650,130 (issued 3/17/87), 4,805,686
(issued 2/12/89), 4,878,967 (issued 11/7/89), 4.879,095, (issued 11/7/89),
4,828,632(issued 5/9/89), 4,869,751 (issued 9/26/89) and 4,898,612 (issued
2/6/90), which are owned by Licensor, and any reissue or reexamination of any such issued patents.

1.6 "Net Sales Price" shall mean the amount actually billed by Licensee, as shown on its invoices, on arms-length sales of Product after deducting from the gross sales (i) normal and customary cash and trade discounts and credits for returns and allowances, (ii) insurance costs and transportation charges, if any, paid or allowed by Licensee, and (iii) sales or other excise taxes or duties imposed upon and paid by Licensee. If Licensee uses rather than sells Product, then the Net Sales Price shall mean the average Net Sales Price of Product sold by Licensee during the period in question; if there are no such sales during such period, then the parties shall agree on a reasonable Net Sales Price for


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the purpose of calculating royalties, such as based on the sales price published by Licensee in its product list.

1.7 "Territory" shall mean the United States of America.

1.8 "Effective Date" shall be the date first above written.

1.9 "License Year" shall be a year period commencing on January 1 and ending on December 31 during the term of this Agreement.

SECTION 2 - LICENSE

2.1 Subject to the provisions of this Agreement, Licensor grants to Licensee, an exclusive right and license in the Territory, with the right to grant sublicenses to third parties upon terms and conditions consistent with this Agreement and subject to Licensor's consent, under Technical Information and Patents to manufacture, use, and sell Product solely for the purpose of making Devices in the Territory.

2.2 Licensee shall diligently pursue any and all means to market and promote the commercial use of Product in Devices during the term of this Agreement. In order to maintain the exclusive right and license granted under Section 2.1 Licensee must meet the minimum annual royalty obligation set forth under Section 4.22. If Licensee does not meet such minimum annual royalty obligation by the end of the second License Year, then Licensor may at its option at any time terminate this Agreement and the license of Section 2.1.

SECTION 3 - TECHNICAL INFORMATION AND CONFIDENTIALITY

3.1 As soon as practicable after execution of this Agreement, Licensor shall furnish to Licensee Technical Information as follows:

a. Production process;
b. Methods of analysis;
c. Equipment list; and
d. Materials of construction.

The information to be disclosed to Licensee shall be in the documentary form in which it exists in Licensor's files.

3.2 For a period of twenty (20) years from the Effective Date, Licensee shall maintain all Technical Information in strict confidence and shall not disclose the same to others or use the same during or after the term of this Agreement unless such use is expressly licensed hereunder or by a separate agreement. However, Licensee may disclose to a contractor Technical Information limited to that necessary for the manufacture of the Product for Licensee, provided that such party agrees to a confidentiality obligation at least as stringent as that set forth herein.

3.3 It is agreed that Licensee's obligation of confidentiality hereunder shall not extend to any Technical Information which Licensee can prove:

(a) was in the public domain prior to disclosure, or thereafter comes into the public domain without any breach by Licensee; or

(b) was known by Licensee prior to disclosure, as shown by written records;
or

(c) was disclosed to Licensee by a third party not in violation of any obligation of confidentiality from or through Licensor.

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Any combination of known information shall only be within any of the foregoing exclusions only if the combination as such is within such exclusion.

3.4 Licensee agrees that no Technical Information furnished to it by Licensor, nor any direct product of such Technical Information, is intended to or will be exported directly or indirectly to any prohibited destination as defined in the regulations of the United States Department of Commerce or Department of State now or hereafter in effect governing the export of technical data, except after compliance with such regulations.

3.5 Licensor shall, at the written request of Licensee, furnish technical assistance to Licensee, provided Licensor has available, in its sole judgment, sufficient manpower at the time of request to perform such services. Licensee shall reimburse Licensor for all costs, expenses and any taxes incurred by and in connection with furnishing the services of any of Licensor's representative, including but not limited to a fee of Three Thousand Dollars ($3,000.00) per day per representative plus cost of transportation, hotel accommodations, meals, insurance and communications. Such technical assistance shall be limited to 20 man-days and shall be provided within six (6) months following the Effective Date.

SECTION 4 - ROYALTIES

4.1. Lump Sum Royalty Payment

4.1.1 For the rights and licenses granted in Section 2.1 above, upon execution of this Agreement Licensee shall pay to Licensor, the non-refundable sum of Twenty-Five Thousand US Dollars ($25,000 US), such sum not being creditable against the running royalty due to Licensor in accordance with Section 4.2, hereinbelow.

4.2 Running Royalties.

4.2.1 In addition to the Lump Sum Royalty Payment specified in Section 4. 1. 1, Licensor shall pay to Licensee a running royalty of ten percent (10%) based on the Net Sales Price of Product manufactured and sold or used by Licensee.

4.2.2. In order to maintain the exclusive right and license granted under
Section 2.1, running royalties paid to Licensor by Licensee during the second License Year must equal or exceed Twenty Thousand US Dollars ($20,000 US).

4.3 Royalties shall be paid on revenues received within thirty (30) days of the end of each calendar quarter in U.S. Dollars at Licensor's address specified in
Article 9.2 or as otherwise stated by Licensor, and shall be net of all taxes. If Licensee and a customer of Licensee (or any sublicensee) agree that payment shall be made in a currency other than U.S. Dollars, Licensee shall pay Licensor royalties using the retail exchange rate (listed in the Wall Street Journal) in effect on the date that Licensee (or its sublicensee) receives payment from the customer.

4.4 Licensee shall pay interest to Licensor at a rate of two (2) percent over the prime interest rate published in the Wall Street Journal on any and all amounts that are at any time overdue and payable to Licensor under this Agreement. The payment of such interest shall not replace any of Licensor's other rights under this Agreement resulting from Licensee's failure to pay any amounts due hereunder.


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SECTION 5 - RECORDS

5.1 Licensee shall furnish a written statement with each royalty payment specifying the amount of Product manufactured and sold or used by Licensee and any sublicensee, and a calculation of the royalty due.

5.2 Licensee shall keep, and require its sublicensees to keep, detailed and accurate records of the amount of Product produced and sold or used for each application to enable the determination of royalties payable hereunder, and will furnish copies thereof to Licensor at Licensor's request.

5.3 Licensor shall have the right, not more than once annually, to have Licensee's books and records examined by an independent certified accountant reasonably acceptable to Licensee for the purpose of verifying such royalty statements. The cost of such examination shall be borne by Licensor; provided, however, if such audits reveal an error of ten (10) percent or more in favor of Licensor, then the cost of such audit shall be at the expense of Licensee. In all sublicensing agreements, Licensee shall procure for Licensor similar rights to have the books and records of the sublicensee examined for the purpose of verifying royalty statements and shall impose the same obligations relative to payment for such examination.

SECTION 6 - PATENT RIGHTS

6.1 Licensor warrants that it has good title to the Patents and to the Technical Information furnished to Licensee under this Agreement and that it has the right to grant to Licensee the license granted hereunder.

6.2 Licensee shall be responsible at its own cost and expense for maintaining the Patents. Licensor shall pay the maintenance fees due on the Patents and shall invoice Licensee for the amount of the maintenance fees paid. Licensee shall reimburse Licensor for such maintenance fees within thirty (30) days of receipt of such invoice.

6.3 If one or more of the patents comprising the Patent Rights is declared or becomes invalid or unenforceable by a final, unappealable decision, Licensee shall be relieved of further payments to Licensor with respect to such patent(s).

6.4 If a third party appears to be infringing any of the Patents, Licensee shall promptly notify Licensor, and vice versa, and the parties shall mutually agree on a proper course of action. Licensor shall have the sole right to bring suit against any infringer of the Patents.

6.5 Licensee shall promptly advise Licensor in writing of any claim of infringement and of the commencement against it of any suit or action for infringement of patents made or brought against Licensee and based upon the manufacture and sale by Licensee of the Product. Licensee shall be fully responsible for and shall have sole charge in the defense of any suit or action. Licensor shall render Licensee reasonable assistance to Licensee in the defense of such suit or action and Licensor shall have the right to be represented therein by advisory counsel of its own selection and at its own expense.

6.6 Licensor makes no warranty or guaranty of non-infringement by the practice of the Technical Information and/or Patents and shall not be liable for any infringement of any adversely held patent.


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SECTION 7 - TERMINATION

7.1 If Licensee shall delay in paying royalties or providing statements to Licensor as provided in Article 5 or default on any other obligation under this Agreement, Licensor may give written notice to Licensee specifying the claimed particulars of such default. If such default is not remedied within thirty (30) days after submission of such notice, Licensor may (a) terminate this Agreement by giving written notice to Licensee, and/or (b) enforce the defaulted obligation by any available lawful means. Any indulgence by Licensor shall not be construed as a waiver of Licensor's rights under this paragraph either with respect to such default or to similar subsequent defaults. Termination of this Agreement shall not relieve Licensee of its obligations under Section 3.2.

SECTIONS - TERM

8.1 Unless sooner terminated as provided herein, the term of this Agreement shall extend for a period of fifteen (15) years from the date of the first commercial sale of Product or to the expiration date of the last to expire of the Patents, whichever date is the later.

8.2 After expiration of this Agreement in accordance with Article 8.1, neither party shall have any further rights or obligations under this Agreement except that the confidentiality obligations of Article 3 shall remain in effect for the period therein specified.

SECTION 9 - GENERAL PROVISIONS

9.1 This Agreement shall not be assignable by Licensee without the prior written consent of Licensor. No assignment shall be valid until the assignee has assumed the rights and obligations of the assignor under this Agreement.

9.2 Notices and written statements required under this Agreement shall be deemed to have been given upon mailing, postpaid, to the recipient party at the following address or at such other address as may from time to time be designated in writing to the other party:

If to Licensor:

AlliedSignal Technologies Inc. One Gateway 426 N. 44th Street Phoenix, Arizona 85008 U.S.A.

Attention: President

If to Licensee:

Virginia Accelerators Corporation
301 South West Street
P.O. Box 26296
Alexandria, VA 22314

Attention: Ralph D. Genuario,
Managing Director

9.3 Licensor assumes no responsibility and does not make any warranty with respect to the Technical Information or any Product manufactured, used or sold by Licensee. Licensee shall exonerate, defend, indemnify and hold Licensor


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harmless against any loss, cost, expense, payment or damage in any way resulting from or connected with any and all claims, demands, liabilities and suits arising out of the manufacture, use or sale by Licensee of the Product or the use of the Technical Information.

Licensor makes no representation or warranty as to the merchantability or suitability or fitness for any particular purpose of the Product, including but not limited to the suitability for use in Devices.

9.4 This Agreement embodies the entire agreement and understanding between the parties relating to the subject of this Agreement and there are no other representations or agreements relating thereto.

9.5 No change in, addition to, or waiver of the provisions of this Agreement shall be binding upon either party unless approved in writing by its authorized representative and no modifications shall be effected by the acknowledgment or acceptance of purchase order forms containing other or different provisions.

9.6 This Agreement shall be construed and the legal relations between the parties shall be determined according to the laws of the State of Delaware, without regard to its conflicts of law principles.

9.7 Upon execution by the parties, this Agreement shall be deemed effective as from the date first written above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their authorized representatives.

AGREED:
Virginia Accelerators Corporation

By: /s./ Ralph D Genuario
         Ralph D. Genuario, President

AGREED:
AlliedSignal Technologies Inc.

By: /s./ T.K. Grigoriou
         T.K. Grigoriou, President